EXHIBIT 99.1

Upexi Announces Pricing of $36 Million Private Placement of Convertible Note Priced Above the Market

Transaction to Increase Solana Treasury by 12% to over 2.4 million SOL

Offering is Accretive to Adjusted Solana per Share upon Conversion

TAMPA, Fla., January 13, 2026 (GLOBE NEWSWIRE) -- Upexi, Inc. (NASDAQ: UPXI), a leading Solana-focused digital asset treasury company and consumer brands owner, today announced that it has entered into a securities purchase agreement with Hivemind Capital Partners for the purchase of a Convertible Note in exchange for locked Solana with an aggregate original principal amount of approximately $36 million (the “Note”). The Note is collateralized by the SOL used as consideration to purchase the Note. It has an interest rate of 1.0% payable on a quarterly basis, a fixed conversion price of $2.39 per share (compared to Friday’s close of $2.12 at deal signing), and maturity of 24 months.

The closing of the Note offering is expected to occur on or about January 14, 2026, subject to the satisfaction of customary closing conditions. The SOL underlying the Note will become part of the Company’s Solana treasury upon closing, at which point the Company expects to have over 2.4 million SOL in its treasury.

The securities were sold in a private placement directly to the institutional investor, and no placement agent or underwriter was engaged in connection with the offering.

“Upexi increased adjusted SOL per share by 34% in 2025, and completing a transaction above both market and fully-loaded NAV is a great start to building SOL per share in 2026,” stated Allan Marshall, CEO of Upexi. “This transaction improves Upexi’s market position in the Solana treasury space, is accretive to our adjusted Solana per share should the Note convert to equity, and has limited credit risk given the in-kind nature of the transaction.”

Matt Zhang, Founder and Managing Partner of Hivemind, stated, "We believe in Upexi’s differentiated strategy, capital markets expertise, and demonstrated ability to create long-term value through disciplined execution. This transaction aligns with our conviction in Solana as a core digital asset and in Upexi as a leading public-market vehicle to gain exposure to it. We are thrilled to support Upexi’s growth and look forward to deepening our partnership with the Company.”

The offer and sale of the foregoing securities is being made in a transaction not involving a public offering, and the securities have not been and will not initially be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

1

About Upexi, Inc.

Upexi, Inc. (Nasdaq: UPXI) is a leading digital asset treasury company, where it aims to acquire and hold as much Solana (SOL) as possible in a disciplined and accretive fashion. In addition to benefiting from the potential price appreciation of Solana - the cryptocurrency of the leading high-performance blockchain - Upexi utilizes three key value accrual mechanisms in intelligent capital issuance, staking, and discounted locked token purchases. The Company operates in a risk-prudent fashion to position itself for any market environment and to appeal to investors of all kinds, and it currently holds over two million SOL. Upexi also continues to be a brand owner specializing in the development, manufacturing, and distribution of consumer products. Please see www.upexi.com for more information.

Follow Upexi on X - https://x.com/upexitreasury

Follow CEO, Allan Marshall, on X - https://x.com/upexiallan

Follow CSO, Brian Rudick, on X - https://x.com/thetinyant

Forward Looking Statements

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. For example, the Company is using forward looking statements when it discusses the anticipated use of proceeds. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration, and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Although we believe that the beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Brian Rudick, Chief Strategy Officer

Email:brian.rudick@upexi.com

Phone: (203) 442-5391

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

(212) 896-1254

Upexi@KCSA.com

Media Relations Inquiries

Greg or Katie @STiR-communications.com

STiR-communications.com

2